Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‐3 of our report dated April 12, 2023, relating to the statement of assets and liabilities of VanEck Merk Gold Trust, including the schedule of investment, for the year ended January 31, 2023, and the related statements of operations and changes in net assets and the financial highlights for the year then ended, and the effectiveness of internal control over financial reporting as of January 31, 2023, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S‐3.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
November 21, 2023